FORM 10f-3
Municipal Securities

FUND:  Insured Municipal Income Fund Inc.

Advisor or Sub-Advisor:   UBS Global Asset Management (US) Inc.

1.	Issuer:  Metropolitan  Transportation Authority

2.	Date of Purchase: May 7, 2003  	 3.
	Date offering commenced:  5/7/03

4.	Underwriters from whom purchased:  First Albany Corp.

5.	Affiliated Underwriter managing or participating in syndicate:
	  UBS Warburg (Paine Webber)

6.	Aggregate principal amount of purchase:  $8 million

7.	Aggregate principal amount of offering:  $475.3 million

8.	Purchase price (net of fees and expenses):  108.951

9.	Initial public offering price:  108.951

10	Commission, spread or profit:  0.005%	$20,000

11.	Have the following conditions been satisfied?

							YES
								NO
a.	The securities are municipal securities as
defined in Section 3(a)(29) of the Securities
and Exchange Act of 1934.
							X
								____
b.	The securities were purchased prior to the
end of the first day on which any sales are
made.
							X
								____
c.	The securities were purchased at a price not
more than the price paid by each other
purchaser in the offering.
							X
								____
d.	The underwriting was a firm commitment
underwriting.
							X
								____
e.	The commission, spread or profit was
reasonable and fair in relation to that being
received by others for underwriting similar
securities during the same period.
							X
								____
f.	The issuer has received an investment grade
rating from a nationally recognized
statistical rating organization or, if the
issuer, or entity supplying the revenues from
which the issue is to be paid, shall have been
in continuous operation for less than three
years (including any predecessor), the issue
has received one of the three highest ratings
from at least one such rating organization.
							X
								____

g.	The amount of such securities purchased by
the Fund and all investment companies
advised by UBS Global AM or the Funds
Sub-Adviser, if applicable, did not exceed
25% of the principal amount of the offering.
							X
								____
h.	No purchases were designated as group
sales or otherwise allocated to the account of
any Affiliated Underwriter.
							X
								____

Note: Refer to the Rule 10f-3 Procedures for the definitions of capitalized terms. In particular, Affiliated Underwriter is defined as UBS AG and its affiliates. In the case of a Fund advised by a Sub-Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.

Approved:  William W. Veronda	Date:  June 9, 2003




..